                                                                    Exhibit 4.10

                        NATIONAL HEALTH INVESTORS, INC.
      2005 STOCK OPTION, RESTRICTED STOCK & STOCK APPRECIATION RIGHTS
                                      PLAN
                              - 1,500,000 SHARES -

                               TABLE OF CONTENTS

Section 1.          Purpose                                                     1

Section 2.          Definitions                                                 1

    2.1.            "Affiliate"                                                 1

    2.2.            "Award"                                                     1

    2.3.            "Board of Directors" or "Board"                             2

    2.4.            "Code"                                                      2

    2.5.            "Committee"                                                 2

    2.6.            "Common Stock"                                              2

    2.7.            "Employee"                                                  2

    2.8.            "Exchange Act"                                              2

    2.9.            "Fair Market Value"                                         2

    2.10.           "ISO"                                                       3

    2.11.           "Non-Qualified Option"                                      3

    2.12.           "Option"                                                    3

    2.13.           "Participant"                                               3

    2.14.           "Performance Share"                                         3

    2.15.           "Performance Unit"                                          3

    2.16.           "Restricted Stock"                                          3

    2.17.           "Restricted Stock Unit"                                     4

    2.18.           "SAR"                                                       4

    2.19.           "Subsidiary"                                                4

Section 3.          Eligibility                                                 4

Section 4.          Common Stock Subject to the Plan                            4

    4.1.            Number                                                      4

    4.2.            Terminated/Reacquired Options                               4

Section 5.          Administration of the Plan                                   5

    5.1.            Committee                                                    5

    5.2.            Options                                                      5

    5.3.            Plan Interpretation                                          5

    5.4.            Committee Interpretations Conclusive                         6

    5.5.            Committee Voting                                             6

    5.6.            Committee Exculpation                                        6

    5.7.            Granting of Options, Awards and SARs to Directors
                    and Officers                                                 6

Section 6.          Terms and Conditions of Options                              7

    6.1.            ISOs                                                         7

    6.2.            Non-Qualified Options                                        9

    6.3.            SARs                                                        10

    6.4.            Grant of Restricted Stock Awards                            11

    6.5.            Terms and Conditions Common to All Options, Awards
                    and SARs                                                    12

    6.6.            Payment of Exercise Price                                   14

    6.7.            Modification of Options                                     14

    6.8.            Fixed Option Grant of Stock Options to Certain Directors    15

    6.9.            Rights as a Shareholder                                     15

    6.10.           Other Agreement Provisions                                  15

    6.11.           Financing                                                   15

Section 7.          Adjustments                                                 16

    7.1.            Reorganization, Merger, Recapitalization, Etc               16

    7.2.            Sale of Not Less Than 50% of Common Stock                   16

    7.3.            Acceleration of Vesting                                     16

    7.4.            Limited Rights Upon Company's Restructure                   16

    7.5.            Effect of Options and SARs on Company's Capital and
                    Business Structure                                          17

Section 8.          Effect of the Plan on Employment Relationship               17

Section 9.          Amendment of the Plan                                       17

Section 10.         Compliance with Rule 16b-3 and Code Section 422             18

Section 11.         Investment Purpose                                          18

Section 12.         Indemnification of Committee                                18

Section 13.         Termination of the Plan                                     18

Section 14.         Application of Funds                                        19

Section 15.         No Obligation to Exercise Option or SAR                     19

Section 16.         Effective Date of the Plan                                  19

Section 17.         General Provisions                                          19

    17.1.           Interpretation                                              19

    17.2.           Headings                                                    19

    17.3.           Governing Law                                               19

                        NATIONAL HEALTH INVESTORS, INC.

     2005 STOCK OPTION, RESTRICTED STOCK AND STOCK APPRECIATION RIGHTS PLAN

      SECTION 1. PURPOSE. The purpose of the National Health Investors, Inc. 2005 Stock Option, Restricted Stock and Stock Appreciation Rights Plan (the "Plan") is to promote the interests of National Health Investors, Inc., a Maryland corporation (the "Company"), and its shareholders by providing an opportunity to selected employees, officers, directors, consultants and advisors of the Company or any Subsidiary or Affiliate thereof to purchase Common Stock of the Company, to receive restricted stock awards or acquire stock appreciation rights in the Company. By encouraging such stock ownership and/or stock appreciation rights, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of "non-qualified stock options" and/or "incentive stock options" to acquire the Common Stock of the Company and "restricted stock" and/or "stock appreciation rights" in the Company. Under the Plan, the Committee shall have the authority (in its sole discretion) to grant "incentive stock options" within the meaning of section 422(b) of the Code and "non-qualified stock options," "restricted stock" and "stock appreciation rights" to which Code section 421 does not apply. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

      SECTION 2. DEFINITIONS. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

      2.1. "Affiliate" shall mean, with respect to any person (i) any person directly or indirectly controlling, controlled by, or under common control with such person (ii) any officer, director, general partner, member or trustee of such person, and (iii) any person who is an officer, director, general partner, member or trustee of any person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by," or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such person or entities.

      2.2. "Award" shall mean a Performance Share, a Performance Share Unit, Restricted Stock or Restricted Stock Unit granted pursuant to the Plan.

      2.3. "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

      2.4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      2.5. "Committee" shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan; provided, that the Committee shall at all times consist of two or more persons, each of whom shall be a member of the Board of Directors. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, members of the Committee (or any subcommittee thereof) shall be "non-employee directors" within the meaning of said Rule 16b-3. To the extent required for compensation realized from Options and SARs under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, members of the Committee (or any subcommittee thereof) shall be "outside directors" within the meaning of such section.

      2.6. "Common Stock" shall mean the common stock, $0.01 par value, of the Company.

      2.7. "Employee" shall mean (i) with respect to an ISO, any person who, at the time the ISO is granted to such person, is an "employee," as such term is used in section 422 of the Code and described in Regulations section 1.421-7(h)(1), of the Company or a Subsidiary, and (ii) with respect to a Non-Qualified Option or SAR, any person employed by or performing services, whether as an employee, officer, director (including outside director), or consultant of the Company.

      2.8. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      2.9. "Fair Market Value" shall mean the fair market value of a share of Common Stock as of any date, determined by applying the following rules:

            2.9.1. If the principal market for the Common Stock is a national securities exchange or the Nasdaq stock market, then the fair market value as of that date shall be the reported closing price of the Common Stock on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading.

            2.9.2. If sale prices are not available or if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on the Nasdaq stock market, the fair market value of the Common Stock shall be the reported closing price for the Common Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

            2.9.3. If the day is not a business day, and as a result, Paragraphs
      (a) and (b) next above are inapplicable, the fair market value of the Common Stock shall be determined as of the next earlier business day.

            2.9.4. If Paragraphs (a), (b), and (c) next above are otherwise inapplicable, then the fair market value of the Common Stock shall be determined in good faith by the Committee.

      2.10. "ISO" shall mean an option to purchase Common Stock granted under the Plan that constitutes and shall be treated as an "incentive stock option," as such phrase is defined in section 422(b) of the Code.

      2.11. "Non-Qualified Option" shall mean an option to purchase Common Stock granted to an Employee pursuant to the Plan that is not an "incentive stock option," with respect to which Code section 421 does not apply, and that shall not constitute nor be treated as an ISO.

      2.12. "Option" shall mean any ISO or Non-Qualified Option granted to an Employee pursuant to this Plan.

      2.13. "Participant" shall mean an Employee to whom an Option or SAR has been granted pursuant to this Plan.

      2.14. "Performance Share" shall mean a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives specified by the Committee during a specified period.

      2.15. "Performance Unit" shall mean a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives specified by the Committee during a specified period.

      2.16. "Restricted Stock" shall mean shares of Stock, with such shares of Stock subject to a risk of forfeiture and other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

      2.17. "Restricted Stock Unit" shall mean a right to receive shares of Stock in the future, with such right to future delivery of such shares of Stock subject to a risk of forfeiture and other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

      2.18. "SAR" shall mean a stock appreciation right as described in section
6.3 hereof.

      2.19. "Subsidiary" shall have the meaning set forth for "subsidiary corporation" in section 424(f) of the Code.

      SECTION 3. ELIGIBILITY. Options, SARs and Awards may be granted to any Employee. The Committee shall have the sole authority to select the persons to whom Options, SARs and Awards are to be granted hereunder and to determine whether a person is to be granted an ISO, a Non-Qualified Option, a SAR, an Award or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period shall not by virtue of such participation have the right to be selected as a Participant for any other period. Any Participant may hold at any time more than one (1) Option, Award or SAR, but only upon such terms as provided hereunder and any agreement evidencing such Options, Awards or SARs.

      SECTION 4. COMMON STOCK SUBJECT TO THE PLAN.

      4.1. Number. Subject to section 7.1, the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of One Million Five Hundred Thousand (1,500,000) shares of Common Stock.

      4.2. Terminated/Reacquired Options. The shares of Common Stock that may be delivered to Participants may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Committee may determine. In the event any outstanding Option, Award or SAR expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option or not issued pursuant to such expired or terminated Award or SAR shall again become available for issuance pursuant to the Plan. If any shares of Common Stock issued pursuant to the Plan shall have been repurchased or reacquired by the Company, then such shares shall again become available for issuance pursuant to the Plan.

      SECTION 5. ADMINISTRATION OF THE PLAN.

      5.1. Committee. The Plan shall be administered by the Board or, as directed specifically otherwise herein, by the Committee.

      5.2. Options. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Options, Awards and SARs hereunder; (ii) to designate whether an Employee is to be granted an ISO, a Non-Qualified Option, Award or a SAR; (iii) to establish the number of shares of Common Stock that may be issued upon the exercise of each Option, pursuant to each Award, or in settlement of a SAR; (iv) to determine the time and the conditions subject to which Options, and SARs may be exercised in whole or in part; (v) to determine the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company's issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option); (vi) to provide financing, upon such terms and conditions as the Committee shall determine and in keeping with the provisions of Section 6.11 hereof, to Participants for the purchase of Common Stock upon the exercise of Options granted hereunder; (vii) to impose restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option, granted pursuant to an Award or issued in settlement of a SAR; (viii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option, grant of an Award, or in settlement of a SAR may be subject to repurchase by the Company; (ix) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option, grant of an Award, or in settlement of a SAR may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option, grant of an Award, or in settlement of a SAR may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (x) to establish vesting provisions for any Option, Award or SAR relating to the time (or the circumstance) when the Option or SAR may be exercised by a Participant, including vesting provisions that may be contingent upon the Company meeting specified financial goals; (xi) to accelerate the time when outstanding Options may be exercised, provided, however, that any ISO may be "accelerated" only as permitted by section 424(h) of the Code; and (xii) to establish any other terms, restrictions and/or conditions applicable to any Option or SAR not inconsistent with the provisions of the Plan, and, with respect to ISOs, not inconsistent with the provisions of Code section 422.

      5.3. Plan Interpretation. The Committee shall be authorized to interpret the Plan and any Option, Award or SAR granted hereunder and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of the Plan.

      5.4. Committee Interpretations Conclusive. The interpretation and construction by the Committee of any provision of the Plan, any Option, Award or SAR granted hereunder or any agreement evidencing any such Option, Award or SAR shall be final and conclusive upon all parties, except as may otherwise be determined by the Board of Directors.

      5.5. Committee Voting. Subject to section 5.7 hereof, directors of the Company (or members of the Committee) who are either eligible to receive Options, Awards or SARs hereunder, or to whom Options, Awards or SARs have been granted hereunder, may vote on any matter affecting the administration of the Plan or the granting of Options, Awards or SARs under the Plan; provided, however, that no director (or member of the Committee) shall vote upon the granting of an Option, Award or SAR to himself, but any such director (or Committee member) may be counted in determining the existence of a quorum at any meeting of the Board of Directors (or the Committee) at which the Plan is administered or action is taken with respect to the granting of any Option, Award or SAR.

      5.6. Committee Exculpation. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or Board of Directors shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option, Award or SAR granted hereunder.

      5.7. Granting of Options, Awards and SARs to Directors and Officers. Administrative discretion regarding the selection of any Employee of the Company to whom Options, Awards and SARs may be granted pursuant to this Plan, or the determination of the number of shares of Common Stock that may be allocated to such Options, Awards or SARs and the terms thereof, shall be exercised in the following manner: (i) approval in advance by the full Board of Directors; or
(ii) approval in advance by a committee that is composed solely of two or more "Non-Employee Directors," as such term is defined under Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934; or (iii) approval in advance by a majority of the Company's shareholders in accordance with Rule 16b-3; or (iv) ratification by a majority of the Company's shareholders no later than the next annual shareholder meeting; or (v) the officer, employee or director retains the issuer equity securities for a period of six (6) months following their acquisition in accordance with Rule 16b-3.

      SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

      6.1. ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Committee, shall be set forth in a written ISO agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as an ISO. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and be treated as an "incentive stock option" as defined in section 422 of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder. Notwithstanding the above, the terms and conditions of each ISO shall include the following:

            6.1.1. The exercise price shall not be less than one hundred percent (100%) (or one hundred ten percent (110%) in the case of an Employee referred to in section 6.1.3 hereof) of the Fair Market Value of the shares of Common Stock subject to the ISO on the date the ISO is granted, but in no event shall the option price be less than the par value of such shares, which price shall be payable in U.S. dollars upon the exercise of such ISO and paid, except as otherwise provided in section 6.6, in cash or by check immediately upon exercise.

            6.1.2. The Committee shall fix the term of all ISOs granted pursuant to the Plan, including the date on which such ISO shall expire and terminate; provided, however, that such term shall in no event exceed ten
      (10) years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in section 6.1.3 hereof, such term shall in no event exceed five (5) years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion. The Committee may provide that in the event such Employee holding the ISO shall cease to be an Employee as defined in Section 422 of the Code, such option may remain outstanding, but shall be automatically converted into a Non-Qualified Stock Option.

            6.1.3. An ISO shall not be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Code section 424(d)) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Subsidiary of the Company (taking into account the attribution rules of Code section 424), unless the exercise price is at least one hundred ten percent (110%) of the Fair Market Value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than five (5) years from the date it is granted. Notwithstanding any other provision of the Plan, the provisions of this section 6.1.3 shall not apply, or be construed to apply, to any Non-Qualified Option or SAR granted under the Plan.

            6.1.4. In the event the Company or any Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

            6.1.5. If upon the exercise of one or more Options granted pursuant to this or any other plan of the Company or any Subsidiary of the Company that are designated as ISOs upon the grant thereof, a portion of such exercised Options are not treated as ISOs pursuant to Code section 422(d), which sets a limit upon the aggregate Fair Market Value (determined at the time the ISOs are granted) of stock subject to ISOs that may become exercisable by the optionee thereof for the first time during any calendar year, then the Company shall issue one or more certificates evidencing the Common Stock acquired pursuant to the exercise of ISOs and one or more certificates evidencing the Common Stock acquired pursuant to the exercise of Options not treated as ISOs in accordance with

      Code section 422 and shall so identify such certificates in the Company's stock transfer records.

            6.1.6. Following a transfer of stock to a Participant pursuant to such Participant's exercise of an ISO, the Company or any Subsidiary of the Company shall (on or before January 31 of the calendar year following the year of such transfer) furnish to such Participant the written statement prescribed by Code section 6039 and the Treasury Regulations promulgated thereunder.

      6.2. Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as a Non-Qualified Option. The terms and conditions of each Non-Qualified Option shall be such that each Non-Qualified Option granted hereunder shall not constitute or be treated as an "incentive stock option," as such phrase is defined in section 422 of the Code, and will be a "non-qualified stock option" for Federal income tax purposes to which Code section 421 does not apply. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder. Notwithstanding the above, the terms and conditions of each Non-Qualified Option shall include the following:

            6.2.1. The option price shall be as determined by the Committee, but, unless otherwise specifically determined by the Committee, shall not be less than one hundred percent (100%) of the Fair Market Value, as determined in good faith by the Committee, of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted, nor less than the par value of such shares.

            6.2.2. The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified Option shall expire and terminate). Such term may be more than ten (10) years from the date on which such Non-Qualified Option is granted. Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions, and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion and as set forth in the agreement evidencing such Non-Qualified Stock Option.

            6.2.3. In the event the Company or a Subsidiary thereof is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company or a Subsidiary thereof shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

      6.3. SARs. The terms and conditions of each SAR granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as a SAR. The Committee shall have the power to grant, simultaneously with the grant of a Non-Qualified Option or at any other time, stock appreciation rights with respect to that portion of Common Stock as the Committee in its discretion determines. Such rights may be granted separately and exclusively ("Exclusive SARs") or in connection with a Non-Qualified Option ("Attached SARs") at the time of grant of such Non-Qualified Option. The Committee will not grant any SAR unless it first obtains an opinion of counsel that such grant does not invoke the provisions of Section 409A of the Code. The terms and conditions of any SAR granted hereunder need not be identical to those of any other SAR granted hereunder. Notwithstanding the above, the terms and conditions of SARs shall include the following:

            6.3.1. Exclusive SARs shall include in their terms the Fair Market Value, for purposes of this section 6.3, of one (1) share of the Company's Common Stock and shall provide that such SAR shall not be exercisable prior to a date as determined by the Committee.

            6.3.2. An Attached SAR may be exercised only to the extent the Non-Qualified Option to which it relates is exercisable.

            6.3.3. A SAR shall entitle the holder thereof to exercise such SAR (or any portion thereof), and in the case of an Attached SAR, to surrender simultaneously the Non-Qualified Option (or such portion thereof) to the Company, and to receive from the Company in exchange therefor cash, or its equivalent in shares of Common Stock, or any combination thereof as determined in the sole discretion of the Committee, having an aggregate value equal to the excess of the Fair Market Value of one (1) share of Common Stock at the date of exercise over the Fair Market Value thereof upon the date the SAR exercised was granted, as determined pursuant to section 6.3.1 above, times the number of SARs exercised or the number of Non-Qualified Options surrendered.

            6.3.4. The Committee reserves the right to call for the exercise of a SAR at any time without the approval of the holder of such SAR.

            6.3.5. If the Committee elects to pay part or all of the benefit determined in accordance with section 6.3.3 above in shares of Common Stock, the value of a share of Common Stock for such purpose shall be the Fair Market Value, as determined in accordance with section 2.9 hereof, on the date of exercise. Provided, however, that fractional shares shall not be delivered under this paragraph 6.3.5, and in lieu thereof a cash adjustment shall be made.

            6.3.6. If a SAR is settled with Common Stock, it shall be a condition to the obligation of the Company, upon settlement of a SAR, that the holder thereof pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the SAR. If the amount requested is not paid, the Company may refuse to conclude settlement of the SAR. If a SAR is settled with cash, the Company or a Subsidiary thereof (as applicable) shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such cash is insufficient to satisfy such Federal, state or local taxes, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

      6.4. Grant of Restricted Stock Awards. The Committee is hereby authorized to grant other Awards to such Employees as it, in its discretion, deems advisable. Such other Awards granted may be in the form of Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Performance Unit Awards or any combination thereof that the Committee, in its discretion deems advisable. Each Award shall be subject to the following:

            6.4.1. Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

            6.4.2. The Committee may designate whether any such Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more performance measures, to the extent required by section 162(m) of the Code. For Awards under this
      Section 6.4 intended to be "performance-based compensation," the grant of the Awards and the establishment of the performance measures shall be made during the period required under section 162(m) of the Code.

      6.5. Terms and Conditions Common to All Options, Awards and SARs. All Options, Awards and SARs granted under the Plan shall include the following provisions:

            6.5.1. All Options, by their terms, shall not be transferable otherwise than by last will and testament or the laws of descent and distribution; provided, however, Non-Qualified Options and SARs may also be transferable to members of the Participant's immediate family (or to one or more trusts for the benefit of such family members or to partnerships or limited liability companies in which such family members or trusts are the only partners or members or to IRS qualified educational, charitable or religious foundations or institutions), if (i) the option agreement with respect to which such Option or SAR relates expressly so provides, and (ii) the Participant does not receive any consideration for the transfer. Any Option, Award or SAR held by any such transferees would continue to be subject to the same terms and conditions that are applicable to such

      Options immediately prior to their transfer. During a Participant's lifetime ISOs shall be exercisable only by the Participant and Non-Qualified Options, Awards and SARs may be exercised by the Participant or the appropriate transferee.

            6.5.2. Each Option, Award or SAR shall state the number of shares to which it pertains and the requirements and vesting schedule thereof, if any.

            6.5.3. Except as otherwise provided in section 6.5.4 (relating to permanent and total disability), 6.5.5 (relating to death), and 6.5.6 (relating to "cause"), in the event a Participant shall cease to be employed by the Company or a Subsidiary of the Company on a full-time basis for any reason, the unexercised portion of any Option, Award or SAR held by such Participant at that time shall lapse when Participant ceased to be so employed.

            6.5.4. In the event a Participant shall cease to be employed by the Company or any Subsidiary of the Company on a full-time basis by reason of his "permanent and total disability" (within the meaning of section 22(e)(3) of the Code), the unexercised portion of any Option, Award or SAR held by such Participant at that time may only be exercised within 180 days after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such Option, Award or SAR as of the date on which he ceased to be so employed; provided that in no event may such Option be exercised beyond the expiration of the term of the Option, Award or SAR.

            6.5.5. In the event a Participant shall die while in the full-time employ of the Company or a Subsidiary of the Company, the unexercised portion of any Option, Award or SAR held by such Participant at the time of his death may only be exercised within 180 days after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such Option or SAR at the time of his death. In such event, such Option or SAR may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the Option or SAR directly from the Participant by last will and testament or the applicable laws of descent and distribution with respect to ISOs and by transfers permitted in Section 6.5.1 with respect to Non-Qualified Options and SARs.

            6.5.6. In the event a Participant is terminated from employment with the Company for "cause," such Participant's right to exercise any Option, Award or SAR granted hereunder, whether vested or non-vested, shall terminate upon notice of discharge. For purposes of this paragraph, "cause" shall mean final conviction of a felony, adjudication of bankruptcy, nonacceptance of office or conduct prejudicial to the interests of the Company.

            6.5.7. If a Participant shall cease to be employed by the Company or any Subsidiary of the Company for any reason, the Company, at its discretion, may elect to repurchase from the Participant or his legal representative any and all Common Stock received by such Participant upon exercise of any Options as of the date of termination for a price per share equal to the exercise price of such Options. The Company's right to repurchase the Common Stock shall continue for a period of six (6) years from the date of grant of such Option. The payment for shares of Common Stock repurchased by the Company pursuant hereto shall be made, in cash or by check, at the address of the Participant as set forth in the stock records of the Company, or at such other location as the parties to the repurchase may mutually agree. Upon payment by the Company in compliance with the provisions of this section 6.5.7, the Participant or his legal representative shall deliver to the Company for cancellation the certificate(s) evidencing the Common Stock repurchased by the Company. The failure of the Participant or legal representative to so deliver the certificate(s) shall not impinge the validity of the Company's repurchase.

            6.5.8. Notwithstanding anything in the Plan to the contrary, the Committee may grant Non-Qualified Options, Awards and SARs to Employees, as such term is defined in Section 2.7 hereof with respect to Non-Qualified Options and SARs, that do not include the provisions of
      Section 6.5.3 through 6.5.7, or that include modified versions thereof, provided the agreement evidencing such Non-Qualified Options or SARs reflects such deletions or modifications.

      6.6. Payment of Exercise Price. The payment of the exercise price of an Option granted under this Plan shall be subject to the following:

            6.6.1. Subject to the following provisions of this Section 6.6, the full exercise price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Paragraph 6.6.3, payment may be made as soon as practicable after the exercise).

            6.6.2. The exercise price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Common Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee; provided, unless otherwise determined by the Committee, no shares may be tendered pursuant to this paragraph unless such shares have been held by the Participant for six (6) months or more.

            6.6.3. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

      6.7. Modification of Options. Subject to the terms and conditions and within the limitations of the Plan, and with respect to ISOs as permitted by the Code, the Committee, in its discretion, may modify outstanding Options, Awards and SARs granted under the Plan; provided, however, that no modification of an Option, Award or SAR shall, without the consent of the holder thereof, cause an ISO to become a Non-Qualified Option or, except as otherwise set forth herein, alter or impair any rights or obligations under any Option or SAR theretofore granted under the Plan. The Committee, in its discretion, may provide in the applicable option agreement that the option may be exercised in whole or in part prior to vesting and prior to its expiration; provided the shares so exercised shall be held by the Company until vesting occurs or canceled and the purchase price refunded if employment and board membership terminates prior to vesting.

      6.8. Fixed Option Grant of Stock Options to Certain Directors. Each Director of the Company who is not an employee of the Company ("Non-Employee Director") shall automatically be granted Non-Qualified Option to acquire fifteen thousand (15,000) shares of Common Stock on the date of the first Annual Meeting of Shareholders held in a calendar year. All such Non-Qualified Options shall have a per share exercise price equal to the Fair Market Value of a share of Common Stock at the close of business on the date of grant. The provisions of this section 6.8 may not be amended more than once every six (6) months, other than to comply with changes in the Code, ERISA, or rules promulgated thereunder.

      6.9. Rights as a Shareholder. Any Participant or transferee of an Option or SAR granted hereunder shall have no rights as a shareholder of the Company with respect to any shares of Common Stock to which such Option, Award or SAR relates until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as otherwise required by section 7 hereof.

      6.10. Other Agreement Provisions. The agreements evidencing Options, Awards and SARs authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of Options or SARs, as the Committee shall deem advisable. Any ISO agreement hereunder shall contain such limitations and restrictions upon the exercise of ISOs as shall be necessary in order that such ISOs will be "incentive stock options" as defined in section 422 of the Code, or to conform to any change in the law, which provisions shall control any inconsistent or contradictory provision of the Plan.

      6.11. Financing. The Board may authorize the Company to the extent permitted under applicable law, rule or regulation, to finance the exercise of any Option by the acceptance of the Participant's full recourse promissory note bearing interest at a fixed rate equal to 2 1/2% below the national prime interest rate on the date of the note, with interest payable quarterly and principal due and payable in 60 months. The note will be secured with shares of Common Stock having a Fair Market Value of 200% of the amount of the principal of the note as established on the date of the loan. Additionally, the notes require the pledge of additional shares or a reduction in the principal of the note and any time that the value of the collateral drops below 150% of the base amount of the outstanding balance of the note.

      SECTION 7. ADJUSTMENTS.

      7.1. Reorganization, Merger, Recapitalization, Etc. Subject to any required action by the Company's shareholders, in the event that, after the adoption of the Plan by the Board of

Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock or in any other manner effected without the receipt of consideration by the Company, the Committee shall appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share), provided, however, that the limitations of sections 422 and 424 of the Code shall apply with respect to adjustments made to ISOs so as not to cause any ISO to cease to qualify as an ISO under Code section 422, and (ii) the number of shares of Common Stock for which Options may be granted under this Plan, as set forth in section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of this Plan.

      7.2. Sale of Not Less Than 50% of Common Stock. Notwithstanding section 7.1, upon the closing of any offer to holders of not less than fifty percent (50%) of the Company's Common Stock relating to the acquisition of their shares in a single transaction or related series of transactions, including, without limitation, through purchase, merger or otherwise, or any transaction relating to the acquisition of substantially all of the assets or business of the Company, the Committee may make such adjustment as it deems equitable in respect of outstanding Options, Awards or SARs including, without limitation, the revision or cancellation of any outstanding Options, Awards or SARs; provided, that, to the extent any such Options, Awards or SARs shall be vested, such cancellation or revision shall be based upon the difference between the acquisition value for the Company's Common Stock and the exercise price of such Options, Awards or SARs. Any such equitable determination by the Committee shall be effective and binding for all purposes of this Plan and any agreement hereunder.

      7.3. Acceleration of Vesting. A dissolution or liquidation of the Company or a merger, consolidation or acquisition in which the Company is not the surviving corporation shall cause the vesting date of each outstanding Option to accelerate and be exercisable within sixty (60) days prior to such occurrence in whole or in part.

      7.4. Limited Rights Upon Company's Restructure. Except as herein before expressly provided in this section 7, a holder of an Option, Award or a SAR shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option, Award or SAR granted hereunder.

      7.5. Effect of Options and SARs on Company's Capital and Business Structure. The grant of an Option, Award or a SAR pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

      SECTION 8. EFFECT OF THE PLAN ON EMPLOYMENT RELATIONSHIP. Neither the Plan nor any Option, Award or SAR granted hereunder to an Employee shall be construed as conferring upon such Participant any right to continue in the employ of the Company or the service of the Company or any Subsidiary, as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant's employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

      SECTION 9. AMENDMENT OF THE PLAN. The Board of Directors may, as permitted by law, amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding Common Stock of the Company entitled to vote thereon at a shareholders' meeting, the Board of Directors may not amend the Plan to (i) increase (except for increases due to adjustments in accordance with section 7 hereof) the aggregate number of shares of Common Stock which may be issued under the Plan, (ii) increase the benefits accruing to a Participant under this Plan, including any decrease in the minimum exercise price specified by the Plan in respect of ISOs, (iii) change the class of Employees eligible to receive Options or SARs under the Plan, or (iv) make any other revision to the Plan as it relates to ISOs that requires shareholder approval under the Code. Notwithstanding any other provision of the Plan, shareholder approval of amendments to the Plan need not be obtained if such approval is not required under Rule 16b-3 (to the extent applicable to the Company) as of the effective date of such amendments, and with respect to ISOs, if such approval is not required under Code section 422.

      SECTION 10. COMPLIANCE WITH RULE 16B-3 AND CODE SECTION 422. The Company shall use its best efforts to maintain the Plan, and to assure the Options, Awards and SARs are granted and exercised under the Plan, in accordance with Rule 16b-3 (to the extent Rule 16b-3 could be applicable to any transaction in securities arising in connection with the Plan), and with respect to ISOs, Code section 422, as said Rule 16b-3 and Code section 422 may be amended from time to time, and any and all successor statutes and regulations thereof, including without limitation, the seeking of any appropriate amendments to the Plan and all requisite approvals and consents of such amendments; provided, however, that except as otherwise set forth in the Plan, the Company shall take no action that adversely affects Options, Awards or SARs then outstanding under the Plan without the prior written consent of the holders of such Options, Awards or SARs.

      SECTION 11. INVESTMENT PURPOSE. Each Option, Award and SAR under the Plan shall be granted on the condition that the purchases of stock thereunder shall be for investment purposes, and not with a view to resale or distribution, except that in the event the stock subject to such Option, Award or SAR is registered under the Securities Act of 1933, as amended, or in the event a resale of such stock without such registration would otherwise be permissible under applicable laws, rules and regulations. Such condition shall be inoperative if, in the opinion of counsel for the Company, such condition is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

      SECTION 12. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option, Award or SAR granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its expense, to handle and defend the same.

      SECTION 13. TERMINATION OF THE PLAN. The Board of Directors may terminate the Plan at any time. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option, Award or SAR theretofore granted under the Plan.

      SECTION 14. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Options granted hereunder shall be used for general corporate purposes.

      SECTION 15. NO OBLIGATION TO EXERCISE OPTION OR SAR. The granting of an Option or SAR hereunder shall impose no obligation upon the Participant to exercise such Option or SAR.

      SECTION 16. EFFECTIVE DATE OF THE PLAN. The Plan shall be effective as of the date it is approved by the Board of Directors; provided, however, that to the extent that Options or SARs are granted under the Plan prior to its approval by the Company's shareholders, such Options or SAR's shall be contingent on approval of the Plan by the Company's shareholders within twelve (12) months before or after the date the Plan is approved by the Board and consistent with the requirements for shareholder approval of matters requiring shareholder approval under the Company's organizational documents and under applicable corporate law. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Options or SARs under it are outstanding; provided, however, that no Options or SARs may be granted under the Plan after the ten-year anniversary of the date the Plan is approved by the Board of Directors.

      SECTION 17. GENERAL PROVISIONS.

      17.1. Interpretation. Any words herein used in the masculine shall read and be construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

      17.2. Headings. Any heading or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

      17.3. Governing Law. This Plan shall be construed in accordance with the laws of the State of Tennessee.